Exhibit 2.2

Consumer and Corporate Affairs Canada
Canada Business Corporations Act

                                     FORM 1
                            ARTICLES OF INCORPORATION
                                   (SECTION 6)

1.   Name of corporation: 3099458 CANADA, INC.

2. The place in Canada where the registered office is to be situated: The Municipality of Metropolitan Toronto in the Province of Ontario.

3. The classes and any maximum number of shares that the corporation is authorized to issue: The Corporation is authorized to issue an unlimited number of common shares, the rights, privileges, restrictions and conditions of which are set out in the annexed Schedule 1 which is incorporated in this form.

4. Restrictions, if any, on share transfers: The annexed Schedule 2 is incorporated in this form.

5. Number (or minimum and maximum number) of directors: Minimum of 1 and maximum of 10.

6. Restrictions, if any, on business the corporation may carry on: There are no restrictions.

7. Other provisions, if any: The annexed Schedule 3 is incorporated in this form.

8.       Incorporators:
         Name:             CARTAN LIMITED
         Address:          Suite 4700,
                           Toronto Dominion Bank Tower,
                           Toronto-Dominion Centre,
                           Toronto, Ontario M5K 1E6
         Signature:        CARTAN LIMITED
                           Per _______________________
                                 Vice-President
                           -----------------------
                           Vice-President

For Departmental Use Only - Corporation No.:  309945-8
Filed:   December 21, 1994


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


                                   SCHEDULE 1

                            ARTICLES OF INCORPORATION


(1) The rights, privileges, restrictions and conditions attaching to the common shares are as follows:

     (a) Payment of Dividends: The holders of the common shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the common shares, the board of directors may in their sole discretion declare dividends on the common shares to the exclusion of any other class of shares of the Corporation.

     (b) Participation upon Liquidation, Dissolution or Winding-up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the common shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the common shares, be entitled to participate rateably in any distribution of the assets of the Corporation.

     (c) Voting Rights: The holders of the common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to 1 vote in respect of each common share held at all such meetings.

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

                                   SCHEDULE 2

                            ARTICLES OF INCORPORATION


No share in the capital of the Corporation shall be transferred without the consent of the directors expressed by the votes of a majority of the directors present at a meeting of the directors or by an instrument or instruments in writing signed by a majority of the directors.

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


                                   SCHEDULE 3

                            ARTICLES OF INCORPORATION


(1) The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint owners of 1 or more shares being counted as 1 shareholder.

(2) Any invitation to the public to subscribe for securities of the Corporation is prohibited.

(3) The actual number of directors within the minimum and maximum number set out in paragraph 5 may be determined from time to time by resolution of the directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

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